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                                                                  EXHIBIT 2.2(a)


                    AMENDMENT TO THE SHARE PURCHASE AGREEMENT
                                 OF 27 JUNE 1997



BETWEEN THE UNDERSIGNED:

1.       THE COMPANY LABORATOIRES PEROUSE S.A.,

         Societe Anonyme with a capital of FRF 8,028,000, whose registered office is at Zone d'Activites d'OUTREVILLE - BORNEL (Oise), re gistered in the registry of commerce of BEAUVAIS under number B 317.883.999,

         Represented by Mr Jean-Paul DELOUX, acting as the Administration and Finance Director of the said company and having the power to sign the amendment following a meeting of the Board of Directors of 20 June 1997.

                  HEREAFTER, "LABORATOIRES PEROUSE" OR "THE TRANSFEROR"

AND

2.       THE COMPANY GRIFFITH MICRO SCIENCE N.V.,

         Societe Anonyme whose registered office is at Atealaan 4 - 2200 HERENTALS, registered in the registry of commerce of TURNHOUT under number 55083,

         Represented by Mr Dirk BARRIE, acting as the managing director of said company.

                  HEREAFTER, "THE BUYER"

Whereas Article 3(d) and (f) of the Share Purchase Agreement of June 27, 1997 provide for the acceptance by the Buyer by July 9, 1997 of the Guaranty Contract with the representations of guarantees supplied by the Transferor, as well as the delivery by the Transferor of the bank guaranty at first demand in the amount of one million French francs and of the schedules to the Contract;

Whereas the parties have not been able to agree on the date in the text of the guaranty covenant:

IT IS AGREED AS FOLLOWS:...

The parties agree to modify the date of July 9, 1997 which is mentioned in Articles 3(d) and 3(f) to the date of July 31, 1997; it being understood that the delay of 120 days foreseen by Article 3, starting from June 26, 1997 remains unchanged.

All other provisions of the Share Puchase Agreement of June 26, 1997 remain unchanged.



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                                                 Done in two originals
                                                    on 9 July 1997






/s/  Jean-Pierre DELOUX                          /s/ Dirk Barrie
Mr Jean-Pierre DELOUX                            Mr. Dirk BARRIE
Acting in the name and                           Acting in the name and
for the account of                               for the account of
"LABORATOIRES PEROUSE"                           "GRIFFITH MICRO SCIENCE N.V."